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                                                                    EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors and Shareholders
Network Computing Devices, Inc. and Subsidiaries

We hereby consent to the incorporation by reference in the registration statement on Form S-8 of Network Computing Devices, Inc. and Subsidiaries of our report dated February 28, 2001 relating to the consolidated balance sheet of Network Computing Devices, Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 2000. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.


                                                           /s/ BDO Seidman, LLP


San Francisco, California
March 30, 2001